WARRANTY AGREEMENT


THIS WARRANTY AGREEMENT is made on 7 October 1997.


BETWEEN:

(1) THE PROFIT RECOVERY GROUP INTERNATIONAL, INC, a Georgia corporation ("PRG"), Clinton McKellar, Jr, acting as Agent (mandataire) in the name and on behalf of PRG France SA, a French corporation in the process of formation ("AGENT") (which expression shall on formation of PRG France SA mean PRG France SA), PRG France SA ("PRG FRANCE SHAREHOLDER"), PRG Agent and PRG France SA being called together the "PURCHASER" which expression includes each or any of them;

(2) MARC EISENBERG of 14, rue Margueritte, 75017 Paris and ERIC EISENBERG of 4, rue Juliette Lambert, 75017 Paris (together the "PRINCIPALS").


                                    RECITALS:

(A) PRG is in the business of auditing accounts payable, paid bill files, promotional and demonstrator agreements, personal property, real estate, sales and use tax and other taxes, common area maintenance charges, telephone and other utilities, sales promotion, advertising and cosmetic wage/commission agreements of its clients, to identify and document for subsequent charge back or credit over-payments and/or under-deductions and rendering management consulting services associated with such activities.

(B) Alma Group (as defined below) is in the business of providing management consulting services primarily on a success fee basis, involving research and recovery of various French indirect taxes (e.g. fiscal taxes, foncier taxes and VAT taxes) and social charges; providing general expense reduction in various areas including building services and surveillance; assisting its clients in obtaining grants or subsidies; and operating buying clubs for small business.

(C) The Purchaser has today purchased for US $ 24,601,758 in cash and US $ 858,827 in Stock of PRG all the shares of Financiere Alma SA ("FA") and
        39.42 per cent of all the shares of Alma Intervention SA ("AI"), the remaining shares of AI being owned by FA. Such purchases have been made persuant to the various sale agreements made today between the Purchaser and respectively (1) Marc Eisenberg and Eric Eisenberg, (2) Epargne Capitalisation Intermediaire and Epargne Developpement, (3) Sophie Davet, (4) the individuals who are employees of AI and (5) Banque Internationale a Luxembourg. The Purchaser has also today agreed to purchase from certain other employees of AI their 206 shares in AI to be paid as to US $ 398,244 in cash and as to 13 900 in Stock of PRG. Copies of all such agreements are attached hereto.



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IT IS THEREFORE AGREED AS FOLLOWS:



1.      DEFINITIONS

1.1     The following words and expressions and abbreviations  shall, unless the
        context  otherwise  requires,   have  the  following  meanings  in  this
        Agreement:

        "ALL THE VENDORS" means all the vendors persuant to All the Share Sale Agreements;

        "ALL THE SHARE SALE AGREEMENTS" means all the share sale agreements referred to in Recital (C) above;

        "AI" means Alma Intervention SA registered at Evreux under number B 339 602 195;

        "AI SHARES" means all the shares in the capital of AI as set out in Annex 1;

        "ALMA GROUP" or the "COMPANY" means FA, and the Subsidiaries, all of them or each of them as the context admits;

        "ACCOUNTS 1996" means the audited consolidated financial statements of FA and Subsidiaries, comprising the consolidated balance sheet and related consolidated statements of earnings, shareholders' equity and cash flows, prepared in accordance with US GAAP, as of and for the year ended December 31, 1996 attached hereto at Annex 3;

        "ACCOUNTS 1995" means the audited consolidated financial statements of FA and Subsidiaries, comprising the consolidated balance sheet and related consolidated statements of earnings, shareholders' equity and cash flows, prepared in accordance with US GAAP, as of and for the year ended December 31, 1995 attached hereto at Annex 4;

         "JUNE ACCOUNTS" means the audited consolidated financial statements of FA and Subsidiaries, comprising the consolidated balance sheet and related consolidated statements of earnings, shareholders' equity and cash flows, prepared in accordance with US GAAP, as of and for the six-month period ended June 30, 1997 attached hereto at Annex 5;

         "CHANGE OF CONTROL" means the acquisition, directly or indirectly, by any person or entity other than a current shareholder of PRG, of 35% or more of the voting power of PRG. For the purposes of this paragraph, "voting power" of PRG means the total number of votes which may be cast by the holders of the total number of outstanding shares of stock of any class or classes of PRG in any election of directors of PRG;


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         "CLAIM" means any claim  asserted by Purchaser  against the  Principals pursuant to this Agreement and the date of any Claim shall be the first date that either of the Principals is first notified in writing of such Claim;

         "CLAIM AMOUNT" means the amount of any Claim before reduction for any applicable Deductible;

         "CLAIMS FOR TAXES SUR LES SALAIRES ET ORGANIC" means the list of specific claims filed by AI with the appropriate tax authorities on behalf of AI's customers prior to the Completion Date as set out in Annex 7 hereto;

         "COMPANY" means FA and the Subsidiaries, all of them or each of them as the context admits;

         "COMPLETION" means the date hereof;

         "COMPLETION DATE" means the date hereof;

         "DEDUCTIBLE" means with respect to any Claim, in respect of which a Deductible applies, US $ 400,000, (i) increased by the sum of (a) the amount by which the cumulative amounts actually collected at the end of a financial year with respect to the Receivables at Completion exceeds the amount of the Net Receivables and (b) the amount by which any specific reserve established by Alma Group for a particular litigation as reflected in the June Accounts to the extent that such reserve remained in place at Completion exceeds the liability incurred by Alma Group as a result of reduction of such litigation reserve made in the financial statements of Alma Group prepared under US GAAP as determined by the Conseil de Surveillance of AI at the end of a financial year and
         (ii) reduced (but not below zero) by the aggregate Deductibles for all previous Claims. In no event shall a Deductible exceed the Claim to which it relates;

         "DISCLOSURES" means the matters set out in the Warranty Schedules referred to below;

         "DORMANT COMPANIES" means Almatel SARL, Alma Sud SARL and Cabinet Brossard SARL;

         "ENCUMBRANCE" means any mortgage, charge, pledge, lien, security interest or other third party right or interest, or option or restriction of any nature over or in respect of the relevant asset, security or right;

         "ESCROW AGENT" means Arnall Golden & Gregory, LLP;

         "ESCROW STOCK" means the Stock pledged and deposited with the Escrow Agent persuant to the Indemnity Escrow and Stock Pledge Agreement;

         "FA" means Financiere Alma SA registered at Evreux under number B 393 066 055;

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         "FA  SHARES"  means all the  shares in the  capital of FA as set out in
         Annex 2;

         "FINANCIAL STATEMENTS" means the Accounts 1995 and the Accounts 1996;

         "FRENCH GAAP" means French Generally Accepted Accounting Principles;

         "INDEMNITY ESCROW AND STOCK PLEDGE AGREEMENT" means an agreement to be entered into on Completion between the Purchaser, the Escrow Agent and the Principals and Banque Internationale a Luxembourg in the form of Annex 8 hereto;

         "NACC SA" means Negociation Achat Creances Contentieuses SA;

         "NET CLAIM AMOUNT" means the Claim Amount, less any applicable Deductible;

         "NET RECEIVABLES" means the Receivables at Completion less any allowance for doubtful receivables at Completion (excluding any allowance for doubtful receivables for claims relating to "Taxe sur les salaires et organic");

         "OPQCM" means Office Professionnel de Qualification des Conseils en Management of 6, rue Louis Pasteur, BP 124, 92106 Boulogne Billancourt;

         "PRG GROUP" means PRG and its subsidiaries as the same may exist from time to time;

         "THE PRINCIPALS" means Mr Marc Eisenberg of 14, rue Margueritte, 75017 Paris and Mr. Eric Eisenberg of 4, rue Juliette Lambert, 75017 Paris;

         "PROPERTIES" means the properties described in the Warranty Agreement, or any part or parts thereof and

         "PROPERTY" means any of the Properties;

         "RECEIVABLES AT COMPLETION" means the gross trade and other receivables (excluding receivables for claims relating to "Taxe sur les salaires et organic", of FA, AI and the Subsidiaries as at the Completion Date as attached hereto at Annex 9;

         "REORGANISATION" means the reorganisation of the Alma Group to be effected by the Vendors and the Company and the Subsidiaries, described in Annex 10 hereof;

         "REORGANISATION  POST  COMPLETION"  means the actions to be taken after
         Completion   necessary   to  complete  the   Reorganisation   including
         completion of the Reorganisation referred to in Annex 10 hereof;

         "STOCK" means shares of the common stock of PRG of no par value per share to be held persuant to the Indemnity Escrow and Stock Pledge Agreement;

         "SUBSIDIARY" or "SUBSIDIARIES" means the subsidiaries of FA, details of which are set out in schedule 3, all of them or each of them as the context admits being AI, STEP SA, Club Affaires SA, Meridian Club France SARL, B & F & Associes SARL;


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

         "UNDERLYING ACCOUNTS" means the Financial Statements excluding any adjustments necessary to convert the Financial Statements from French GAAP to US GAAP which US GAAP adjustments are attached thereto attached hereto at Annex 6.


2.       REPRESENTATIONS AND WARRANTIES

         The Puchaser has only agreed to purchase the FA Shares and the AI Shares sold or to be sold persuant to All the Share Sale Agreements on the basis of the undertakings representations and warranties contained in this Warranty Agreement (the "WARRANTIES") by the Principals, and the entering into of the Indemnity Escrow and Stock Pledge Agreement. The Principals therefore represent and warrant that the Warranties (together with the Disclosures) are true and accurate at the date hereof.

         Where  Warranties  are  qualified  by the  words  "To  the  best of the
         Principals knowledge" or any other similar expression, this qualification will be valid against the Purchaser from such time as the Principals are able to show that they checked reasonably the accuracy of the representations and warranties so qualified.

2.1 Any information supplied by or on behalf of the Company to the Principals or their agents or accountants, lawyers or other advisers in connection with the Warranties, the Disclosures or otherwise in relation to the business and affairs of the Company shall not constitute a representation or warranty or guarantee to the Principals as to the accuracy thereof by the Company and the Principals hereby waive any and all claims which they might otherwise have against the Company or any of their respective agents or employees in respect thereof.

2.2 Each of the Warranties shall be construed as an independent and separate representation, warranty, covenant or undertaking (as the case may be) and (save as expressly provided to the contrary) shall not be limited by the terms of any of the other Warranties or by any other term of this Warranty Agreement.

2.3 No information relating to the company of which the purchaser has knowledge (actual or constructive) other than that contained in or referred to in this warranty agreement and/or included in the disclosures and no investigation by or on behalf of the purchaser shall prejudice any claim by the purchaser under the warranties or operate to reduce any amount recoverable hereunder.

         The principals shall give to the purchaser and its representatives (so long as either one of them is in a managerial position with the alma group enabling them to do so) after completion all such information and documentation relating to the company as the purchaser shall reasonably require to enable it to satisfy itself as to the accuracy and observance of the warranties.

         Where in the warranties, the word "material" qualifies any event, this qualification will mean that such event would have a significant adverse effect on the financial position the assets, or business (patrimoine) the functioning, the structure or prospects of the alma group.

         On each occasion on which any of the warranties contains a qualification or exclusion, such qualification and exclusion is set out in a warranty schedule to this warranty agreement with the same reference number as the representations and warranties concerned. Only those facts or events which are expressly referred to in this warranty agreement or in the warranty schedules hereto shall be admitted as limiting the obligations of the principals under this warranty agreement and then only to the extent indicated.



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3.       WARRANTIES BY THE PRINCIPALS

3.1 The principals hereby represent warrant covenant and undertake to the purchaser as set out in this clause 3.

3.2      AUTHORITY AND POWER

         All the vendors have all the powers, rights, authorities and the capacity required to transfer the FA shares and the AI shares to the purchaser and in particular, to initial, execute and perform all the share sale agreements as well as to carry out all other acts relating thereto or envisaged therein, which constitute firm and validly binding obligations between the parties thereto.

         None of all the vendors is the subject of any bankruptcy or any proceedings instituted within the context of the prevention or treatment of business difficulties or a decision to wind-up, and there is no reason suggesting that any of all the vendors will be the subject of such proceedings or such a decision. None of all the vendors is within a doubtful period (periode suspecte) in the sense of the law relating to collective procedure (procedure collective).

3.3      SALE OF SHARES

         The FA Shares represent 100% of the share capital and voting rights in FA and the number of FA Shares owned by each owner of FA Shares are set out in Annex 3.3 (a). The AI Shares represent 100% of the share capital and voting rights in AI and the beneficial and legal owners of the AI Shares and the number of AI Shares owned by each such owner are set out in Annex 3.3 (b). All the Vendors being the owners of the FA Shares and the owners of the AI Shares and have full rights of disposal and enjoyment and can sell such shares to Purchaser pursuant to All Share Sale Agreements without any restriction.

         The various operations necessary for the successful completion of the sale of the FA Shares and the AI Shares by All the Sale Agreements have been carried out in accordance with the regulations in force and have validly transferred title to the FA Shares and the AI Shares to the Purchaser at Completion.

         The transfer of title to the FA Shares and the AI Shares to the Purchaser persuant to All the Sale Agreements and does not breach and transfer of titles to the FA Shares and the AI Shares and will not breach, any of FA or AI's or All the Vendors contractual or other obligations and is not contrary to any laws or regulations applicable to FA or AI or All the Vendors


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3.4      CONSTITUTION AND BUSINESS

3.4.1 The company has been duly incorporated in accordance with the laws and regulations in force at the date of incorporation and continues to exist legitimately. Its statuts and the functioning of the corporate bodies within the company are in accordance with the laws and regulations in force.

         The extraits k-bis (french company searches) and the statuts of the company are attached at Warranty Schedule 3.4.1 And within 7 days will be accurate, complete and fully up to date.

3.4.2 The share capital of the company is fully paid up except for the share capital of step sa as indicated in Warranty Schedule 3.4.2.

3.4.3 The list of directors and statutory auditors of the company is set out in Warranty Schedule 3.4.1 And within 7 days will be accurate and fully up to date.

3.4.4 All decisions taken and undertakings given by the corporate bodies within the company and/or its directors and managers were validly taken, duly authorised or ratified by the competent corporate bodies in accordance with law and regulations and with the statuts of the company and, where necessary, validly recorded in the company registers, in particular any agreements referred to in article 101 and following of the law of 24 july 1966 were duly authorised;

3.4.5 THe minute books and the registers and records of attendance of the company's corporate bodies comply with the regulations in force and all the signatures and initials relating to the decisions of the company's corporate bodies have been placed thereon. These registers are up to date and faithfully reflect the operations referred to therein.

3.4.6 All of the necessary formalities of publicity arising from the decisions taken by the company's corporate bodies have been observed, by way of advertisements placed in the legal press and at the register of commerce in accordance with the applicable laws and regulations.

3.4.7 All of the accounting books, documents, registers and files required by the applicable regulations have been kept by the company, and are in its possession, and contain information which is accurate, up to date and has been established in accordance with applicable laws and regulations.

         All agreements and other documents proving title to the company's assets and the originals of all the contracts in force entered into by the company which should be in its possession are actually in its possession.

3.4.8 The businesses of the company do not require the obtaining of any permits, consents or authorisations other than in the case of AI membership of OPQCM. AI is a member in goodstanding of opqcm..

         Morever, the principals warrant represent and undertake to the purchaser that at the date hereof the principal activity of AI is the lawful business of management consultancy in the field of finance and management ("Finance et Gestion"). In particular the principal activity

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


         of AI is not that of giving legal advice or consultations ("Des Consultations Juridiques") or drafting or issuing private acts ("actes sous seing prive") and in any event any activities of AI which could be considered as those of giving legal advice or consultations relate directly to such principal activity and any activities of AI which could consist of drafting or issuing private acts would constitute a necessary accessory of such principal activity and as a member of opqcm AI lawfully carries on its activities within the scope of the law n(degree) 71 113089, 31 december 1971 as modified by the law n(degree) 90 12599, 31 december 1990.

         In the context of the debate about giving legal advice or consultations or drafting or issuing private acts and of the conflict which has been going on in france for several years between lawyers and the other professions who give legal advice or consultations or draft private acts, several disputes have taken place between lawyers and audit or accounting firms or management consultancy firms, of the kind similar to ai, and the press have widely reported some of these disputes.

         The purchaser acknowledges that the principals have advised them that AI has received since 1993 claims or inquires coming from lawyers or professional organisations of lawyers and in particular, from the "ordres des avocats" of paris and of hauts-de seine, from the "institut des avocats et conseils specialises en droit fiscal" and from fidal-kpmg.

         The principals warrant, represent and undertake to the purchaser (i) That AI answered these claims or inquiries by giving all appropriate explanations and justifications and that as at the date hereof they have never given rise to any legal procedure or action and (ii) that all material correspondence in respect of such claims and inquiries is contained in warranty schedule 3.4.8 And (iii) these claims and inquiries are the only claims or inquiries of material significance, and (iv) except as disclosed in warranty schedule 3.4.8 There have been no claims or inquiries of any nature since 1 January 1997.

3.4.9 The company has not made and is not making any call for public investment (appel public a l'epargne).

3.4.10 No resolution to dissolve or liquidate the company has been taken by its shareholders.

         No demand or declaration has been made with a view to the legal redress (redressement judiciaire) or liquidation of the company and it is not and is not likely to enter into a state of ceasing to make payments or be the subject of any collective procedure (procedure collective) or of any warning procedure (procedure d'alerte) or other similar procedure.

         No legal administrator has been appointed to manage all or any part of the assets or business (fonds de commerce) of the company.

3.5      REORGANISATION

         The vendors have completed or initiated the reorganisation of the alma group as follows:

         (i) the shares of the subsidiaries other than ai, not previously owned by ai, have been transferred to AI on the terms and conditions set out in warranty schedule 3.5. Ai is now therefore the legal owner of 100% of the share capital of the subsidiaries;


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

         (ii) any special or priority rights attaching to any shares in ai have been removed with no cost including tax cost to ai;

         (iii) the annual shareholders meeting of alma held on 28 august 1997 has approved the principle of the absorption of FA and step SA by AI, by way of a merger. AI's works council has been consulted on the merger and has given a positive opinion thereon;

         (iv) all of the shares of nacc sa have been transferred by FA to Mr Marc Eisenbergfor their net value in the books of FA which has been paid by Mr Marc Eisenberg to FA and any guarantees and security given by the company in respect of NACC SA has been released at no cost to the company.

         The principals represent that all of the costs for the company arising out of resulting from or relating directly to the reorganisation whether incurred before or after completion, including the mergers described in (iii) above, including the costs of statutory and special auditors (commissaires a la fusion et aux apports), the registration and publication costs, transfer taxes (droits de mutation) lawyers fees and tax cost shall not exceed $ 70,000 and that the principals will be Responsible for any such costs in excess of US $ 70,000.

3.6      SHARES

3.6.1 Each of the shares in the company gives the same rights over the profits of the company and the same voting rights at general meetings of the company as all the other shares.

3.6.2 The shares in the company comprise one class only. No preference shares exist nor more generally do any shares granting special rights or subject to special restrictions exist, whether such special rights or restrictions be in respect of the shares themselves, their holders, the duration of holding of the shares or any other matter.

3.6.3 The shares of the company have been validly issued, fully paid-up (except for the share capital of step sa), are freely transferable and negotiable and are free from any encumbrances and are not the subject of any dispute.

         In particular, except as specified in warranty schedule 3.4.1, The statuts of the company contain no clauses of consent, pre-emption, or any other provision of such a nature as to restrict in any manner the freely transferable and negotiable nature of the shares of the company and any such clauses or provisions have been lawfully waived or surrendered to enable the sale of the FA shares and the AI shares to the purchaser pursuant to the sale agreement and the other sale agreements to lawfully take place.

3.6.4 All of the shares or other corporate rights that the company holds in any legal person or entity are set out in warranty schedule 3.6.4 Along with the form and nationality of such legal person or entity. Such shares and corporate rights are free from any encumbrances.

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


         The company does not possess or hold, directly or indirectly any securities or other corporate rights, other than the shareholdings in the dormant companies, any shareholding in another company, legal person or company de jure or de facto (whatsoever it may be), or other entity with or without legal personality (including societes civiles immobilieres, economic interest groups (groupements d'interet economique) or societes en participation), and nor is the company party to any agreement or shareholders' agreement, including "joint ventures", societe en participation, or agreements for the holding of shares in the place of the original owner (convention de croupier). The company does not hold the position of director, de jure or de facto, in any company or entity having legal personality or not, and will not be pursued for any liability jointly and severally and/or indefinitely.

3.6.5 The company has not issued any shares or corporate rights other than that set out in Warranty Schedule 3.6.4 And the company has no obligation, in particular legal obligations and obligations resulting from a decision of the company to issue suchshares or corporate rights, and no authorisation has been given or delegation made to the company's corporate bodies to go ahead with any modifications, even if deferred, to the share capital of the company or to issue any shares or corporate rights whatsoever, and no restriction has been Placed on voting rights attaching to the company's shares or corporate rights and nor is the placing of any such restriction in progress.

3.6.6 The company has not granted any option conferring a right to purchase, acquire, sell, exchange or subscribe for securities or loan stock and more generally, there is no shareholders' agreement or other agreement existing, as distinct from the statuts (engagement extra-statutaire) in place which affects the company and or the company's shares.

3.6.7 The up to date list of the company's shareholders, which specifies the number of shares held by each shareholder, is set out in warranty schedule 3.6.4. The dormant companies are dormant and have no liability whatsoever and their liquidation will not cause any cost (including tax cost) whatsoever exceeding in total frf 50,000 (and the principals will be responsible for any costs in excess of frf 50,000) and apart from those companies mentioned in the financial statements and in warranty schedule 3.6.4 There are no other companies or entities of whatever description in the alma group.

3.6.8 The company's shareholder accounts and the register of share movements have been kept up to date and are in accordance with the regulations in force

3.7      EFFECT OF THE SALE OF THE FA SHARES AND THE AI SHARES

         Except as disclosed in Warranty Schedule 3.7 the sale of the FA Shares and the AI Shares to the Purchaser persuant to: All the Sale Agreements will not, to the best of the Principals knowledge, have any effect upon the legal position of the Company nor its rights and obligations in respect of third parties and in particular will not give rise to, to the best of the Principals knowledge inter alia:

         (i) any breach of a legal, regulatory or statutory provision, or of any agreement, obligation or decision, whether legal or otherwise;

         (ii)     the  challenging  of  any  grant,   premium,   exemption  from
                  liability, tax relief, interest rebate loan or other benefit;

         (iii) any early termination of or variation to contracts, in particular contracts with clients or customers of the Company, leases, equipment and building financing agreements (contrats credit-bail), and supply agreements;

         (iv) the early repayment of any loan or financing granted to the Company;

         (v) any obligation to pay a bonus or compensation to any of the employees or directors or managers of the Company;

         (vi) any preferential tax or employment regime, whether or not such an action results from any consent;

         (vii) liability for taxes, fees or other charges other than the registration fees of 1% of value due, up to a limit of twenty thousand French francs (FRF 20,000) per sale by reason of the sale of the Shares and the AI Shares;

         (viii) any fee whatsoever for the removal of a guarantee, security, comfort letter or any other document of a similar nature
                  issued  as   security   or  as  support   for  the   Company's
                  commitments;

         (ix) the registration or creation of any pledge or security whatsoever over the assets of the Company; and

         (x) any effect or restraint or restriction on the ability of the Company to carry on its businesses and to provide its services.

3.8      FINANCIAL STATEMENTS

3.8.1 The Underlying Accounts have been drawn up in accordance with French GAAP in a manner coherent and consistent with previous financial years.

3.8.2 The Underlying Accounts and the June Accounts are consistent and genuine and give a faithful and genuine picture of the financial, contractual and commercial situation of the Company, its businesses (assets and liabilities) and the consolidated results of operations of FA and Subsidiaries at their respective dates.

         Except as set out in Warranty Schedule 3.15, the Underlying Accounts and the June Accounts show the whole of the liabilities and obligations of FA and its Subsidiaries, owing or due in the future, as at their respective dates.

3.8.3 No writing down period in respect of any part of the assets in the Underlying Accounts or the June Accounts is longer that the expected life span of the assets in question. No depreciation carried out by the Company is greater that the amount permitted by the tax authorities in respect of the calculation of corporation tax.

         All potential risks and charges of any nature burdening or likely to burden the Company have been provided for in the Underlying Accounts and the June Accounts in accordance with the laws and regulations and French GAAP, which in the case of French GAAP have been applied consistently in previous years.

         All the transactions carried out by the Company have been properly recorded in its accounting books and registers and are reflected in the Underlying Accounts and the June Accounts at their respective dates.

3.8.4    Ownership of goods and assets

         Except as specified in Warranty Schedule 3.8.4, the Company holds the valid and incontestable right of ownership over all of the goods and assets which it uses, whether movable or immovable, tangible or intangible, whether or not included in the Financial Statements and those acquired subsequent to the respective dates of the Financial Statements.

         Except as specified in Warranty Schedule 3.8.4, the Company holds the title to all of the goods and assets and none of such title nor any of the goods and assets are subject to any Encumbrances or preferential rights nor has any contract or undertaking to agree to any preferential rights been entered into.

         Except as specified in Warranty Schedule 3.8.4, none of the goods and assets used or leased by the Company is the property of the Principals or affiliates of the Principals, or as the case may be, members of their families.

         The  goods  and  assets  which  have  become   obsolete  by  reason  of
         technological advances, or any other reason, have been provided for in the accounts at their real value.

         The Principals and the Company have not been informed of any claim allowing anybody to take an Encumbrance or preferential right over the goods and assets of the Company.

3.8.5 Except as specified in Warranty Schedule 3.8.4 (b) and in respect of salaries fees and commissions in respect of services rendered to the Company,the Company has no indebtedness or obligation whatsoever to any of All the Vendors.

3.9      INTELLECTUAL PROPERTY

3.9.1 The company is the legitimate owner of its company name, the use of which to the best of the principals knowledge is not open to any claim or objection of any sort.

         For the purposes of this article 3.9, the intellectual and industrial property rights means inventions, patents and patent applications, trademarks, whatever the stage of their registration, trading names, company names, designs and forms whether published or not, moulds, copyright, software, know-how and technology or other intellectual or industrial property rights (the "intellectual property rights").

3.9.2 The Company owns or uses the Intellectual Property Rights in accordance with valid licences, the software and know-how and computer technology which it uses in its business.

3.9.3 The Company does not need any Intellectual Property Rights other than those which are set out in Warranty Schedule 3.9.3 in order to carry out their business.

3.9.4 To the best of the Principals knowledge, the Company has not breached, in particular by way of infringement, any third party Intellectual Property Rights nor is of the Company responsible for any act of unfair competition in respect of any such rights and no claim, proceedings or action has been brought or is about to be brought the Company in relation to any of the Intellectual Property Rights set out at 3.9.3 above.

3.10     RECEIVABLE DEBTS

         Except as stated in the financial statements and the june accounts, the commercial and other receivable debts of the company contained in the financial statements and the june accounts, together with those contracted after the date of the financial statements and the june accounts, are valid and recoverable and have been received or, as appropriate, will be received in full for the nominal amount due, within the usual period for payment from the date of billing granted by the company.

         Attached as warranty schedule 3.10 Is a true, correct and complete listing of the net receivables at completion, such net receivables at completion are valid and recoverable and will be received in full for the nominal amount due, within the usual period for payment from the date of billing granted by the company.

         The company has not entered into any factoring agreement in respect of its receivable debts or otherwise.

         The purchaser acknowledges that the principals have advised the purchaser that it is the company's policy and the company's obligation (as disclosed in Warranty Schedule 3.15) To reimburse fees received from customers if the savings made by such customers following the company's involvement is subsequently challenged by any relevant authority and the client is required to refund or repay the savings.

3.11     COMMERCIAL LEASES - PROPERTIES

3.11.1 Warranty Schedule 3.11.1 contains copies of contracts in respect of all buildings occupied by the company by virtue of (i) commercial leases governed by the law of 30th september 1953 (the "Leases"), (ii)
         construction   leases   governed  by  the  law  of  31  may  1978  (the
         "Construction Leases"), (iii) finance lease contracts (contrats de credit-bail) governed by the law of 2nd july 1966 (the "finance leases"), (iv) business management contracts (contrats de location gerance) and (v) all other agreements for occupation, of whatever nature (together the "Property Contracts").

3.11.2 To the best of the Principals knowledge, the Company materially complies with the provisions of the Property Contract, the Property
         Contracts are valid andare not likely to be cancelled or annulled except in accordance with their terms. The amount of rent in respect of each of the Property Contracts is set out in Warranty Schedule 3.11.2.

3.11.3 As at the date of this Agreement, the Company has not been informed of any increase in the rent or charges due in respect of the Leases or the rates of interest relating to the Finance Leases.

3.11.4 The Company has given proper and lawful notice to leave and has no liability in respect of any building or premises which it leased in the past but does not now use or occupy.

3.11.5 Except as specified in Warranty Schedule 3.11.5, the Company has not granted any sub-lease or right of residency, in whole or in part, or any other right to any third party whatsoever, of the premises which are the subject of the Property Contracts.

3.11.6 The Company owns no immovable property or real estate and has no commitments in respect of any such.

3.11.7 To the best of the Principals knowledge, all the properties leased by the Company (the "PROPERTIES") are occupied in accordance with the use for which they are intended. To the best of the Principals knowledge, their construction, occupation and use by the Company is all in accordance with law and regulations, including without limitation, in the areas of planning, health and safety and the environment.

         The Properties are not and will not be the subject of any planning or construction order or any other order which might reduce their value. No notice is currently in force against the Company from any competent authority which gives notice of a breach of any provision of the Town-Planning Code (Code d'Urbanisme) or the Construction and Housing Code (Code de la Construction et de l'Habitation) or any other legislation or regulation relating to the Property or the use thereof, including any local and municipal regulations or any orders.

         None of the Properties is situated in an insanitary housing block, or is the subject of a hazard order or of any measure forbidding occupation or ordering the eviction of its occupiers. None of the Properties is situated in a ZAD (zone d'amenagement differe), ZUP (zone a urbaniser en priorite), ZAC (zone d'amenagement concerte) or other zone of land, whatever its legal nature, which is governed by a specific legal regime which derogates from the common law.

         All of the Properties are in a good state of repair, in a stable condition and fit for the purposes for which they are used.

3.12     MOVABLE PROPERTY NOT BELONGING TO THE COMPANIES

         Subject to the contents of warranty schedule 3.8.4 (B), the company does not rent any movable property with a value greater than frf 100.000, In particular, within the context of finance lease contracts (contrats de credit-bail) or contracts for long-term occupation, and the company has not entered into any other contracts of occupation granting an option to acquire the ownership of the movable property leased to the company at the end of a certain time period.

         None of the goods and assets referred to in warranty schedule 3.8.4 (B) has been repossessed by its owner and the company is not in breach of any contractual, statutory or other provision which would allow the owner of the goods and assets referred to above to repossess such goods and assets.

3.13     CONTRACTS

3.13.1 The company is validly bound to all of the contracts and undertakings to which it is party or of which it has the benefit (the "Contracts"). As at the date hereof the principals are not aware that the company has breached any of its contractual obligations.

         Warranty Schedule 3.13.1 contains copies of the standard business service forms used by the Company.

3.13.2   To the best of the  Principals  knowledge,  there is no event likely to
         (i) lead to the nullification or early termination of the Contracts, or
         (ii) permit a third party to such contract to demand early payment, or such third party make the Company liable in respect of the Contracts.

3.13.3   In particular, and subject to what is stated in Warranty Schedule 3.8.4
         (b) and Warranty Schedule 3.13.3, the Company has not entered into nor is bound to enter into any contract or agreement:

         - which binds them in an unusual or abnormal manner, having regard to their normal course of business purpose;

         -        which could make it indefinitely or severally liable;

         - with the Principals or the Affiliates of the Principals or with the family members of the Principals;

         -        conferring exclusivity; or

         - under the terms of which the Company is obliged not to carry out certain activities or not to compete.

3.14     BANK ACCOUNTS AND SIGNATURES

         The operating conditions of the bank accounts opened in the name of the Company and a list of the persons authorised to use them is attached at Warranty Schedule 3.14.

         A list of the persons with powers of attorney and holders or users of credit cards with amounts authorised, for each member of the Alma Group is also attached at Warranty Schedule 3.14 (b).

3.15     OFF-BALANCE SHEET COMMITMENTS

         With the exception of those stated in the financial statements or the june accounts or Warranty Schedule 3.15 (Bank guarantees), or as disclosed in Warranty 3.18, The company has no off-balance sheet commitments.

         In particular subject to warranty schedule 3.15, The company has not granted any surety, signature backing a bill (aval) or guarantee or provided any letters of comfort or patronage for the carrying out of any commitments of any third parties (including those of shareholders, directors, managers or employees of the company).

3.16     BORROWINGS

         Except as set out in warranty schedule 3.16, The company has no borrowings and subject to the provisions of warranty schedule 3.7, The company has not breached any of its obligations in respect of its borrowings and there is no circumstance which could lead to a failure to carry out any of its obligations in respect of such borrowings.

3.17     LITIGATION - DISPUTES

         The company is not involved in and to the best of the principals knowledge is not threatened with involvement in any legal, penal, administrative or arbitration proceedings, or any investigation by any professional body either as the person bringing or defending the complaint, including counter-claims, subject to what is set out in warranty schedule 3.17.

         Moreover, no fact exists and no event has occurred likely to give rise to any kind of proceedings or investigation whatsoever (civil, penal, administrative or arbitration) involving the company as claimant or defendant, the financial risk of which is greater than a figure of
         100.000 Francs or involving directors, managers, employees or former directors or managers or employees and for which the company would be civilly or penally liable, or against or involving any person whose acts would be likely to involve the company in liability.

         Subject to the contents of warranty schedule 3.17 And normal client debt recovery in the course of business, the company has not itself commenced any proceedings of any nature whatsoever against an administrative body or a third party and no fact exists and no event has occurred which could serve as the basis for such proceedings.

3.18     CUSTOMERS - SUPPLIERS

         No contract has been entered into by the company on the one part, on its suppliers, customers or clients on the other part, other than in the normal course of business.

         Except for the contracts disclosed in warranty schedule 3.7 Hereto, no agreement exists which could result in any restriction whatsoever in the company business and no agreement exists which could result in the company being obliged in the future to accept conditions which are less favourable than those currently in force.

         The company has not received any information according to which any customer, client or supplier who contributes in a significant manner either to their profits or to their operational needs, has the intention of substantially ceasing or reducing operations with the company, either immediately or to the best of the principals knowledge in the future.

         The company has no distributors, agents or franchisees nor does it acts as such.

3.19     EMPLOYEES AND SALARIES

3.19.1 Warranty Schedule 3.19.1 (A) contains copies of contracts of all of the employees or directors or managers of the company, whose annual gross salary is paid in one or more parts and in whatever form this may be (by way of salary, benefits, fees (except mandators legal benefit) or other remuneration for services supplied) exceeding 600,000 french francs for each beneficiary. This list contains the position and length of service for each of the employees, directors or managers and full details of their remuneration or benefits of whatever nature. Warranty
         Schedule 3.19.1 (B) includes french tax "das 2" forms of the company filed with the french tax authorities for years 1995 and 1996 all of which are true and accurate in every respect.

3.19.2 All salaries, commissions, other direct and indirect remuneration (including in particular supplementary terms) and benefits of whatever nature except for retirement bonus indemnities (indemnite de demande de retraite) and reimbursements of charges payable in cash and in kind due to the employees, directors or managers of the company of such contracts have been duly and fully paid or provided for, and are tax-deductible and any retirement bonus indemnities will be fully tax-deductible.

         Except as disclosed in Warranty Schedule 3.19.1 (A), no sum of any nature is due to any current or former employees or directors or managers of the company other than remuneration due but not yet payable, reimbursement of professional fees and debt or as recorded in the financial statements. No undertaking to employ a person not previously employed by the company has been given by the company.

3.19.3 None of the senior employees, directors or managers has retired or voluntary terminated or been dismissed from his functions in the company in the last two years and nor has any such executive made known his intention of resigning.

         The  company  has  not  granted  any  loans  other  than   advances  on
         remuneration recorded in the financial statements to the employees or the directors or managers.

3.19.4 There are no claims or actions brought against the company on behalf of any employees, directors or managers, trade unions or employees' representative bodies.

         There is no employee unrest or strike action.

         The company voluntarily applies to its employees the provisions of the collective bargaining agreement of syntecis.


3.19.5 Except in respect of consideration to be paid to them by the purchaser under the sale agreement or in respect of the remuneration arrangement contemplated for the principals in the sale agreement, no employee or director or manager will gain any benefits by reason of the completion of the sale of the shares or the AI shares.

3.20     PENSIONS

         All contributions due and payable by the Company in respect of pensions (whether legal or contractual) and miscellaneous social benefits (such as shareholdings and profit-sharing) and all future undertakings given by the Company in this respect have been duly paid or provided for. and are fully set out and described in Warranty Schedule 3.20, or are the minimum required by the law in France.

3.21     COMMERCIAL AGENTS

         The Company has not ever had and has no Commercial Agents.

3.22     SOCIAL SECURITY AND EMPLOYMENT REGULATION

3.22.1 The company has complied with all legal and regulatory requirements relating to employment and social security law, including, without limitation, in the areas of the establishment and functioning of employee representative or trade union bodies and in the area of health and safety at work.

         The company has filed all the notifications required of it in the form and within such a period as is in required under the laws and regulations in force, and all the information contained in such notifications as well as all other information provided by the company was full and accurate.

3.22.2 The company has respected the instructions given by the competent authorities regarding employment law, social security law and health and safety regulations, and has obtained all necessary consents.

3.22.3 The company has paid or provided for all its contributions in respect of the various social bodies, for contingency funds (prevoyance), welfare (including but not limited to the basic, supplementary and further supplementary contingency funds (prevoyance) and pension schemes) and these contributions have been made by them in the form and within such a period as is required under the laws and regulations in force.

3.22.4 Except as disclosed in warranty schedule 3.22.4, There are no negotiations in progress, either with the employees or with the social bodies, with a view to changing the employment terms and social costs currently borne.

3.22.5 The company has informed and consulted the employee representative bodies of AI in accordance with the laws and regulations in force, regarding the sale of the FA shares and the AI shares to the purchaser.

3.22.6 Except as disclosed in Warranty Schedule 3.22.6, The company has not since 1995 been subject to investigation, supervision or redress (redressement) by any social authority.

3.23     TAX REGULATION

3.23.1 Except as disclosed in Warranty Schedule 3.23.1, The company has regularly completed in a complete and exact manner and filed in the form and within the periods required all tax, parafiscal and customs forms required by the laws and the regulations in force.

3.23.2 The company is up to date, up to the date hereof, with the payment, or has provided in the financial statements for all taxes due or to become due for all periods to the date hereof. Taxes means in this warranty agreement all payment of whatever form of a nature or effect which is fiscal, parafiscal or customs duty including without this list being exhaustive, taxe, impot, droit, contribution, cotisation, charge, prelevement including all precompte, retenue or prelevement a la source. Taxes includes all demand or redressment for tax either in principal or in interest as well as related increase or penalty.

3.23.3 Except as provided in warranty schedule 3.23.1, The company is not now and has not previously been the subject of any enquiry or control by the tax administration and has not received any notification or demand for information or contestation on the part of the tax administration. No control nor enquiry of such a nature is envisaged.

3.23.4 No engagement sanctioned by restitution or otherwise has been contracted by the company in any manner, fiscally "social" or otherwise by virtue of or on the occasion of the receipt of any grants, subsidies or any particular regimes. The company has respected all conditions of such grants or subsidies to ensure that they have a final character.

3.23.5 The company will not lose any right or tax advantage by reason of sale of the FA shares or the AI shares (including in particular all depreciation deemed to be deferred and ordinary loss appearing in the financial statements).

3.23.6   The company has complied with its  obligations  relating to the periods
         and  the  form  in  which  it  must  retain  records   release  to  tax
         authorities.

3.23.7 The company has all the necessary documents, complete and exact in order to justify the existence and the amount and the good use of all deficits, deemed deferred depreciation, tax credit, avoir fiscal or debt on the state (including in particular carry back debts) and generally all tax advantages which it has used or obtained or which it could on fulfilment of such condition, use or obtain reimbursement for.

3.23.8 The company has not entered into any form of credit-bail operation which has not complied with all fiscal formalities applicable any the payment of all taxes due.

3.24     ENVIRONMENTAL MATTERS

         In relation to the protection and preservation of the environment, the company and all its representatives, agents, directors, managers and employees have at all times complied with all applicable laws, regulations, codes of custom and practice and any recommendations made by the competent authorities (together the "Environmental Laws").

         The activities of the Company and the installations that it uses are not and have not in the past been the cause of any pollution, and nor have they had any effect on human health or the environment.

         No material investment is necessary in order to avoid any liability in relation to the Environmental Laws or any breach of the Environmental Laws, or to obtain the benefits of any permits, licences, declarations or any other authorisations regarding environmental matters.

         The Company has not received notice of nor been informed of any actions or proceedings (procedure/instance) relating to any events or to their activities which could be directly or indirectly attributable to the Company and to the best of the Principals knowledge likely to lead to liability on their part in respect of the Environmental Laws.

3.25     BUSINESS LIABILITY

         Except as specified in Warranty Schedule 3.17, No claim of any sort whatsoever exists against the company whether for loss, damage or injury caused to persons or things, as a result of the businesses carried on by and services provided by the company and neither the principals nor the company have been informed of any such action which might be brought against the company.

3.26     INSURANCE

3.26.1 A copy of the insurance policies taken out by the company or on its behalf is set out in Warranty Schedule 3.26.1.

3.26.2 The company has paid all premiums owed under such insurance policies to date.

3.26.3 The company has not breached any provision of such policies and has carried out all necessary formalities and declarations properly and in good time in accordance with the terms of the policies and of the law, and as a result is indemnified against all loss or injury which has or might be incurred or suffered.

3.26.4 There is no litigation or dispute in progress regarding any claim under such insurance policies and no event has taken place likely to lead to such a dispute or litigation.

         The company has not since 1995 made any claim under such insurance policies of such a nature as to hinder or hold up the continued pursuit of its normal activities, or so as to lead to a significant increase in the premiums or the excess relating to such policies.

3.26.5   The  continuity  and the  cost  of the  policies  set  out in  warranty schedule 3.26.1 Will not be affected by the sale of the FA shares or the AI shares to the purchaser.

3.27     RELATIONS WITH THE PRINCIPALS

         Neither the principals nor any affiliate of the principals, nor any member of the families of the principals:

         (a) Are except as disclosed in warranty schedule 3.8.4, The holders of any asset or right whatsoever that the company must use or have the benefit of in order to carry out its activities;

         (b) Except for salary or fees for their services to the company are the creditors or debtors of the company by reason of any obligation whatsoever, and more generally, except as aforesaid, do not have any present or future right to exercise any right against any of the company;

         (c) Have guaranteed any of the company's obligations, and nor has the company guaranteed any of the obligations of the principals, the affiliates of the principals, or any member of the families of the principals.

3.28     EVENTS OCCURRING IN THE COMPANY SINCE 30 JUNE 1997

         In respect of the period between 30 June 1997 and the Completion Date, the management of the Company has been carried out using the same methods as, and in manner consistent with the former management thereof, so as to ensure the continuity of the running of the business. Moreover, the Company has not entered into any agreement or made any decision outside the normal course of business or the reasonable and prudent management (gestion en bon pere de famille) of the Company.

         In particular, since the 30 June 1997:

         (i) except as disclosed in Warranty Schedule 3.28, no general meetings (assemblee generale) of any of the Companies have been held;

         (ii) there has been no change in the Company's' accounting methods and practices;

         (iii) except as disclosed in Warranty Schedule 3.28, no distribution has been made or decision taken in relation to a distribution of a dividend, interim dividend or other remuneration of capital.

3.29     INTERMEDIARIES

         None of the negotiations relative to this warranty agreement or to the operations provided for herein could provide grounds for a claim by the principals against the company or the purchaser for any brokerage, commission, fee or other payment of a similar nature.

3.30     INFORMATION AND DOCUMENTS

         All information and documents in the warranty schedules hereto are authentic, true and accurate.


4.       INDEMNITIES

4.1 The principals undertake, in their own names and in the names of their successors and assigns (ayants-droit), to indemnify the purchaser, or, as the purchaser shall choose, the company, against the whole of any loss as a result of:

         (A) Either (i) any inaccuracy, omission or breach whatsoever of any of the warranties or (ii) which results from facts or circumstances whose origin is prior to the completion date and has not been expressly disclosed to the purchaser in this warranty agreement or the warranty schedules;

         (B) The claims in respect of begin, alma atlantique and actor specifically identified by the list in warranty schedule 3.17 To the extent that they have not been specifically provided for in the june accounts which provisions the principals represent as being:

                  Begin Frf 1,450,000
                  Alma Atlantique Frf 2,842,028;
                  Actor - None.

         (C) Any claims arising out of the conflicts or disputes or claims or enquiries referred to in clause 3.4.8Which go beyond and do not only relate to the mere fact of such conflicts or disputes existing or such claims or enquiries having been made and dealt with as indicated in clause 3.4.8;

         (D) Any claims against the purchaser and/or the companies by any previous or current shareholder of fa, AI or of any of the subsidiaries (other than the principals) arising out of resulting from or relating to the transactions contemplated by all the sale agreements, any claims arising out of any of powers of attorney persuant to which any of all the sale agreements are made, being invalid or the subject of any challenge;


         (E) Any reimbursement in whatever manner by the company for any reason whatsoever of any fees or remuneration paid to the company prior to completion except as reserved for in the net receivables;

         (F) Any liability of any of the dormant companies referred to in warranty schedule 3.6.7, Or any cost including tax cost of their liquidation exceeding in total frf 50,000;

         (G)      Any liability in respect of NACC SA;

         (H) Any cost including any tax cost of the reorganisation as described in clause 3.5 Including the absorption of FA and step by way of merger, exceeding the amount of us $ 70,000;

         (I) (i) the purchaser not having full valid ownership free from encumbrances of all the FA shares or all the AI shares (directly or indirectly through fa) or of all the shares in the subsidiaries other than AI (directly or indirectly through ai) as set out in warranty annex 3.6.7, Or (ii) such shares not being freely transferable without restrictions or (iii) such shares not representing 100% of the share capital and voting rights of FA and the subsidiaries or (iv) there being any other right or interest in FA and the subsidiaries or such shares which is not directly or indirectly owned by the purchaser.

         In respect of calculation of any loss, it is hereby further agreed as follows:

         - There shall be included in any loss, all expenses including legal expenses of obtaining indemnification;

         - Any reassessment to tax involving a simple transfer of profit from one accounting period to the next and any reassessment, in particular in respect of value added tax (taxe sur la valeur ajoutee) which does not impose an overall charge on the company, shall not be included in the calculation of the loss, except in respect of any fine, interest, compensation or indemnity which such reassessment may bring about;

         - There shall be deducted the amount of any sum paid to the company under any insurance policies and relating to such loss.

4.2 Notwithstanding that the principals have sold 28.28 Per cent of the fa shares and 10.44 Per cent of the AI shares persuant to the sale agreement referred to in recital (c) of this warranty agreement, the liability of the principals hereunder shall be calculated as if the principals had sold to the purchaser all the FA shares and all the ai shares sold or agreed to be sold to the purchaser persuant to all of the sale agreements.

4.3 The liability of the principals hereunder shall be limited to the amount of (i) us $ 10,000,000 for all cumulative claims hereunder relating to a reduction in the value of assets or an increase in liabilities by reference to the accounting values in the june accounts or the receivables at the completion and (ii) us $ 6,000,000 for matters arising in respect of all cumulative claims hereunder not within (i) above. Notwithstanding anything to the contrary, the foregoing limitations shall not apply to claims in respect of clauses
         4.1 (D), 4.1 (F), 4.1 (G) and 4.1 (I). Any claim amount shall be reduced by any applicable deductible but not in respect of matters arising in respect of any claims relating to 4.1.(B), 4.1 (D), 4.1 (F),
         4.1 (G) 4.1 (H) and 4.1 (I) above the indemnification ceilings set forth in (i) and (ii) of this clause 4.3 Shall not be cumulative of one and other and for the avoidance of doubt the maximum aggregate, liability of the principals hereunder shall be limited to us $ 10,000,000.

4.4 The purchaser shall have the right to set-off against the escrow stock in accordance with the indemnity escrow and stock pledge agreement any amounts payable by the principals to the purchaser pursuant to the indemnification provisions in this clause 4.


5.       Liability under the warranty agreement by the principals

5.1      Notification - conduct of disputes and litigation

5.1.1 Any claim made under the warranties or indemnities above must be notified to the principals within a reasonable period of time from the moment the purchaser becomes aware of the fact or event of such a nature as to justify a claim under the warranties or indemnities. Any claim made under the warranties or indemnities must be founded upon and accompanied by information and details useful for this purpose, subject to the provisions of clause 6.2.

5.1.2 In the event that a fact comes to light or an event occurs which is likely to give rise to an indemnity under this warranty agreement involving a third party claim, the purchaser will at all times conduct the defence of such a claim in good faith and will invite the principals to take part at their own expense and with their own advisors in the negotiation and possible dispute or litigation relating to such a claim. In such a case the conduct of the dispute or litigation will be assumed jointly by the principals and the purchaser and the purchaser will not be entitled to settle any such claim without the prior consent of the principals which consent cannot be refused without good reason particularly where the third party is a client of the company and having regard to the commercial relationship of the company with such client.

         If the principals do not inform the purchaser that they wish to exercise their rights under the preceding paragraph within 30 days of receiving the notice referred to above, the principals will be deemed to have waived their rights in this respect.

5.2      PAYMENT


         Any sums due from the principals in respect of any indemnified loss calculated in accordance with this warranty agreement shall be paid within a period of 30 days from the first written demand from the purchaser or any of the company, and, at the choice of the purchaser, shall be made to the purchaser or any of the company.

         If the principals pay any sum to the purchaser for an indemnified loss, and the purchaser ultimately recovers a further sum for the same indemnified loss from a third party (including any tax authority), the purchaser will promptly pay such sum paid by the third party to the principals , subject to the total amount paid to the principals not exceeding the sums recovered from such third party, less all costs, charges and expenses reasonably incurred and justified by the purchaser in order to obtain such a payment and to recover such sums from the third party in question.

         Without prejudice to the right of the purchaser, if necessary, to enforce its rights under the last paragraph (alinea) of article 1153 of the civil code, if the payments have not been made by the due date, the sum outstanding will bear interest immediately and without prior notice, at the paris inter-bank rate (taux interbancaire offert a paris
         - tiop) (3 months) plus two per cent (2%). This provision should not be considered as authorising the principals to make late payments.

         For any claim that is subject to reduction by a deductible, the deductible shall be finally recalculated at and as of january 1, 2000 to take into account any collections of receivables at completion and any reduction in any reserve for litigation reserved in the june accounts (to the extent that such reserve remained in place at completion), which is made in the financial statements prepared under us gaap as determined by the conseil de surveillance of ai, and that occured after the date of the claim and before january 1, 2000, to the extent such collections or settlements or adjudications have not been not previously taken into account in reducing any other claim. If as a result of this final recalculation of such claims, the amount of any net claim is reduced below the net amount received by purchasers with respect to such claim, then purchasers shall repay promptly such difference to the principals jointly.


6.       PERIOD FOR CLAIMS

6.1 Any claim under this warranty agreement must be notified to the principals by the purchaser:

         - regarding matters of taxation and social security during the applicable limitation period increased by a further 30 days; and

         -        regarding other matters by 31 december 1999;  and

         - except that there shall be no time limitation for notification for matters arising in respect of claims under clauses 4.1.
                  (B), 4.1 (D), 4.1 (F),  4.1 (G), 4.1 (H) or 4.1 (I) above.

6.2 For the avoidance of doubt, any notification to the principals regarding an indemnified loss may be made by the purchaser up until the last day of the applicable period, and this is so even when the sums potentially due are not precisely known or determinable before or on such date, provided that the purchaser notifies the principals of the existence of such in accordance with the provisions of this warranty agreement.

         The principals may not avoid their obligations under the warranties contained in this warranty agreement or the financial liability resulting therefrom by pleading ignorance of any facts capable of giving rise to a claim under this warranty agreement or by relying upon facts and information not contained expressly in this warranty agreement.


7.       INDEMNITY AND ESCROW AGREEMENT

         The Principals have deposited into escrow with Escrow Agent and pledged pursuant to the Indemnity Escrow and Stock Pledge Agreement 532 049 Stock of PRG, which Stock together with Stock pledged with Escrow Agent by Banque Internationale a Luxembourg persuant to the Indemnity Escrow and Pledge Agreement shall be held by Escrow Agent as a non exclusive source of claims for indemnification persuant to the terms of the Indemnity Escrow and Stock Pledge Agreement.


8.       BENEFIT OF THE AGREEMENT

         This Agreement is made in favour of the Purchaser and/or any physical or legal person who may join with or be substituted for the Purchaser in respect of the purchase of the FA Shares and the AI Shares under any of All the Sale Agreements. However, in the event of a subsequent sale transfer (or contribution) of all or part of the FA Shares and the AI Shares, the Purchaser may transfer to the purchaser (or recipient) the benefit of this Agreement in whole or pro rata to the rights in the share capital of the FA or AI which have been acquired by such purchaser (or recipient).

         In the same way, the parties agree that the Purchaser may by any means (including by the pledging or transfer of the right to receive the benefit of the contract (creance) within the context of law 81- 1 of 2 January 1981) use the benefit of this Agreement as security to any French or foreign credit establishments or financial institutions.


9.       TRANSFER BY THE PRINCIPALS

         The Principals may not substitute any third party for themselves in any way whatsoever in respect of the performance of their obligations hereunder.

10.      SUCCESSORS AND ASSIGNS OF THE PRINCIPALS

         The obligations set out in this Agreement shall bind the inheritors, successors and assigns of the Principals who shall be jointly and severally and indivisibly bound in respect of the performance of the obligations hereunder.


11.      WAIVER

         The non-exercise by the Purchaser or the Vendors of any of their respective rights pursuant to this Agreement shall not in any way whatsoever be construed as a waiver of that right and shall not affect in any way whatsoever the right of such party to exercise such right.

         No waiver of any representation or contractual or legal warranty will be effective without a written and signed declaration of the person giving the waiver notifying the other party of its waiver.


12.      SEVERABILITY OF CLAUSES

         In the event that any of the clauses hereof becomes void, unenforceable, invalid, illegal or inapplicable, this shall not jeopardise the validity, legality or applicability of the other provisions of this Agreement and shall not release the Principals from the performance of this Agreement.


13.      ANNOUNCEMENTS

         Neither the making of this Agreement nor its terms shall be disclosed by any party hereto without the prior consent of the other parties unless disclosure is required by law or the rules of any regulatory or governmental body, including the SEC.


14.      COSTS

         All of the expenses incurred by PRG in connection with and incidental to the negotiation, preparation, authorisation, execution and performance of this agreement and All the Sale Agreements and transaction contemplated herein, including, without limitation, all legal and accounting expenses, shall be paid by PRG. All expenses incurred by Alma Group and All the Vendors and the Principals in connection with the negotiation, preparation, authorisation, execution and performance of this agreement and All the Sale Agreements and transactions contemplated herein, including, without limitation, all legal, accounting and investment banking expenses, costs incurred in negotiating this Warranty Agreement, preparation of the Disclosures and costs incurred in responding to PRG's requests for information (but excluding up to US $ 70,000 of the Reorganisation Costs and costs of Alma Group within the normal remuneration of employees of Alma Group in presentation of Disclosures and answering diligence requests) will be paid by the Principals at the Principals sole cost and responsibility (the "PRINCIPALS EXPENSES"). The Principals shall promptly reimburse Alma Group for such Principals Expenses.

15.      ENTIRE AGREEMENT

         This Warranty Agreement and All the Sale Agreements (together with any agreements or documents referred to in this Agreement or All the Sale Agreements) constitute the entire agreement between the parties hereto in connection with the subject matter of this Agreement and All the Sale Agreements or any agreement or document referred to in this Warranty Agreement or All the Sale Agreements. No party has relied upon any warranty or representation save for the those expressly set out in this Warranty Agreement or All the Sale Agreements (or any document referred to in this Warranty Agreement or in All the Sale Agreements).


16.      WAIVER, AMENDMENT

16.1 No waiver of any term, provision or condition of this Agreement shall be effective unless such waiver is evidenced in writing and signed by the waiving party.

16.2 No omission or delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or of any other right, power or privilege. The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

16.3 No variation to this Agreement shall be effective unless made in writing and signed by all the parties.


17.      NOTICES

         Save as specifically otherwise provided in this Warranty Agreement any notice, demand or other communication to be served under this Warranty Agreement may be served upon any party hereto only by posting by first class post or sending the same by an international recognised courier service which guarantees at least second business day delivery or sending the same by facsimile transmission to the party to be served at its address given below, or facsimile number given below or at such other address or number in France on the United States as he or it may from time to time notify in writing to the other parties hereto:-


         If to the Principals:   Mr Marc Eisenberg
                                 14, rue Margueritte
                                 75017 Paris

         in either case,
         with a copy to:         Wilinski et Scotto
                                 19, rue Marbeuf
                                 75008 Paris
         Attention:              Serge Wilinski
         Telefax:                01 53 57 97 98

         If to the Purchaser:    The Profit Recovery Group International, Inc.
                                 2300 Windy Ridge Parkway
                                 Suite 100 North
                                 Atlanta, Georgia 30339-8426
         Attention:              Clinton McKellar, Jr,
                                 Senior Vice President and General Counsel
         Telefax:                (770) 661-3034

         with a copy to:         Ashurst Morris Crisp
                                 22, rue de Marignan
                                 75008 Paris
         Attention:              Christopher Crosthwaite, Thomas Forschbach
         Telefax:                01 53 53 53 54

         or at such other address as any party hereto notifies the other parties hereof in writing. The parties hereto agree that notices or other communications that are sent in accordance herewith (i) by personal delivery or telefax, will be deemed received on the day sent or on the first business day thereafter if not sent on a business day, (ii) by courier delivery, will be deemed received on the second business day immediately following the date sent, and (iii) by certified mail, will be deemed received seven (7) business days immediately following the date sent. For purposes of this Agreement, a "BUSINESS DAY" is a day on which PRG and FA or AI is open for business and shall not include a Saturday or Sunday or legal holiday in France or the United States. Notwithstanding anything to the contrary in this Agreement, no action shall be required of the parties hereto except on a business day and in the event an action is required on a day which is not a business day, such action shall be required to be performed on the next succeeding day which is a business day.


18.      COUNTERPARTS

         This Agreement may be executed in any number of counterparts and by the several parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.


19.      GOVERNING LAW AND RULING VERSION

19.1 This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with French law.

19.2 Any dispute arising from the execution of this Agreement shall be finally resolved in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators nominated in accordance with their rules unless the parties can agree on a sole arbitrator. The arbitration shall take place in Paris. The language of the arbitration shall be English.

                           MADE AND SIGNED IN TWO (2) EXAMPLES AT BROADWALK HOUSE, 5 APPOLD SREET, LONDON EC2A 2HA ON THE FIRST ABOVE DATE WRITTEN





                           THE PROFIT RECOVERY GROUP INTERNATIONAL, INC


                           By: /s/ Clinton McKellar, Jr.
                              _________________________________________
                                   Clinton  McKellar,  Jr.,
                                   Senior  Vice  President  and
                                   General Counsel




                           CLINTON   MCKELLAR,   JR,  AS  "MANDATAIRE"  FOR  THE
                           SHAREHOLDERS OF PRG FRANCE SA IN FORMATION




                           By:/s/ Clinton McKellar, Jr.
                               _______________________________________
                                  Clinton McKellar, Jr.


                           By: /s/ Marc Eisenberg
                               _______________________________________
                                   Marc Eisenberg




                           By: /s/ Eric Eisenberg
                               ______________________________________
                                   Eric Eisenberg




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